Exhibit 2.2

EXECUTION VERSION

LIMITED GUARANTEE

THIS LIMITED GUARANTEE, dated as of March 9, 2011 (this “Limited Guarantee”), by Macquarie Financial Holdings Limited (the “Guarantor”) and, solely for purposes of Section 18 hereof, MIHI LLC (the “Macquarie Investor”), is made in favor of Citadel Broadcasting Corporation, a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (such agreement, the “Merger Agreement”), by and among the Company, Cumulus Media Inc., a Delaware corporation (“Parent”), Cadet Holding Corporation, a Delaware corporation and wholly owned Subsidiary of Parent (“Holdco”), and Cadet Merger Corporation, a Delaware corporation, and a wholly owned Subsidiary of Holdco and indirect wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. To induce the Company to enter into the Merger Agreement, Guarantor, intending to be legally bound, hereby irrevocably, absolutely and unconditionally guarantees to the Company the due and punctual payment (a) by Parent, Holdco and Merger Sub to the Company of Parent’s, Holdco’s and Merger Sub’s obligations under Section 6.13(d) of the Merger Agreement following a termination of the Merger Agreement (the “6.13(d) Guaranteed Obligations”) and (b) by the Macquarie Investor of its obligations under Sections 8.2(e), 8.2(g) and 8.2(h) of the Merger Agreement (the “Parent Termination Fee Guaranteed Obligations” and, together with the 6.13(d) Guaranteed Obligations, the “Guaranteed Obligations”); provided, that, subject to Section 7, the Company and the Guarantor agree that the maximum aggregate liability of the Guarantor hereunder shall not exceed (i) 15% of the 6.13(d) Guaranteed Obligations up to $600,000.00 (the “6.13(d) Guaranteed Cap”) (i.e., no more than $90,000.00), and (ii) 15% of the Parent Termination Fee Guaranteed Obligations; provided, further, that in no event shall the Guarantor be liable for Parent Termination Fee Guaranteed Obligations exceeding $9,000,000.00 (the “Parent Termination Fee Guaranteed Cap”, and the sum of the 6.13(d) Guaranteed Cap and the Parent Termination Fee Guaranteed Cap, $9,090,000, the “Investor Liability Cap”), and that, subject to Section 7, the Guarantor shall in no event be required to pay more than the Investor Liability Cap under or in respect of this Limited Guarantee, or otherwise have any liability relating to, arising out of or in connection with the Merger Agreement and the transactions contemplated thereby or any other circumstance. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. If Parent, Holdco and Merger Sub fail or refuse to pay any of the 6.13(d) Guaranteed Obligations the Guarantor shall, upon the written request of the Company immediately pay such amounts, subject to the 6.13(d) Guaranteed Cap, and if the Macquarie Investor fails or refuses to pay any of the Parent Termination Fee Guaranteed Obligations the Guarantor shall, upon the written request of the Company immediately pay such amounts, subject to the Parent Termination Fee Guaranteed Cap.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this

Limited Guarantee, irrespective of whether any action is brought against Parent, Holdco, Merger Sub, the Macquarie Investor or any other Person, or whether Parent, Holdco, Merger Sub, the Macquarie Investor or any other Person are joined in any such action or actions.

(b) The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional irrespective of:

(i) any change in the corporate existence, structure or ownership of Parent, Holdco, Merger Sub, the Macquarie Investor or Guarantor or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent, Holdco, Merger Sub, the Macquarie Investor or Guarantor or any of their respective assets;

(ii) any waiver, amendment or modification of the Merger Agreement in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any waiver, amendment or modification of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith (it being understood and acknowledged by the Company that Parent has agreed not to effect any waiver, amendment or modification of the Merger Agreement without the prior consent of the Macquarie Investor);

(iii) the existence of any claim, set-off or other right that Guarantor may have at any time against Parent, Holdco, Merger Sub, the Macquarie Investor or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(iv) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); provided that any such release agreed to by the Company in writing shall be made pro rata as among Parent, Holdco, Merger Sub, the Investors, the Guarantor and any other party that has executed a limited guarantee in favor of the Company in connection with the Merger Agreement, as applicable, in proportion to such parties’ obligations hereunder and thereunder;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a discharge of Guarantor as a matter of law or equity;

(vi) subject to Section 5, any action or inaction on the part of the Company, including the failure or delay of the Company to assert any claim or demand against Parent, Holdco, Merger Sub or Guarantor or collect the Guaranteed Obligations from the Guarantor; or

(vii) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations.

(c) Guarantor irrevocably waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee and the Guaranteed Obligations. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent, Holdco, Merger Sub, the Macquarie Investor or Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. When pursuing its rights and remedies hereunder against Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent, Holdco, Merger Sub or the Macquarie Investor or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent, Holdco, Merger Sub or the Macquarie Investor or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent, Holdco, Merger Sub or the Macquarie Investor or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Company.

(d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent, Holdco, Merger Sub or the Macquarie Investor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’ obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation in accordance with the terms hereof as if such payment had not been made. Except as expressly provided herein, Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any action, suit or other proceeding asserting that this Limited Guarantee or any portion thereof is illegal, invalid or unenforceable in accordance with its terms.

3. Waiver of Acceptance, Presentment, etc. Guarantor irrevocably waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. Guarantor irrevocably waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Guaranteed Obligations, notice of any

Guaranteed Obligations incurred and any other notice of any kind (other than notices expressly required to be provided to Parent, Holdco or Merger Sub under or in connection with the Merger Agreement), presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Holdco, Merger Sub or the Macquarie Investor or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally.

4. Sole Remedy; No Recourse.

(a) No Guarantor shall have any obligation or liability to any Person relating to, arising out of or in connection with the Merger Agreement, this Limited Guarantee or the transactions contemplated thereby other than as expressly set forth herein. The Company further agrees that it has no right of recovery against, and no personal liability shall attach to, any former, current or future, direct or indirect director, manager, officer, employee, agent or Affiliates of Guarantor, Parent, Holdco, Merger Sub or the Macquarie Investor or any former, current or future, direct or indirect holder of any equity interests or securities of Guarantor, Parent, Holdco, Merger Sub or the Macquarie Investor (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of Guarantor, Parent, Holdco, Merger Sub or the Macquarie Investor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (collectively, “Guarantor Affiliates”), through Parent, Holdco, Merger Sub, the Macquarie Investor or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, Holdco, Merger Sub or the Macquarie Investor against any Guarantor Affiliate, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, this Limited Guarantee, the Merger Agreement and the transactions contemplated thereby or in respect of any oral representations made or alleged to be made in connection herewith, except for its rights under this Limited Guarantee; provided, that in the event Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s combined remaining net assets plus uncalled capital is less than the Investor Liability Cap, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the liability of the Guarantor hereunder.

(b) The Company hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or in respect of any oral representations made or alleged to be made in connection herewith, against Guarantor, the Macquarie Investor or any Guarantor Affiliates except for claims, recourse or rights against the Guarantor and any Successor Entity under this Limited Guarantee. The parties acknowledge and agree that nothing contained in this Limited Guarantee shall be deemed to effect or limit any rights of the Company against Parent, Holdco or Merger Sub under Section 9.10 of the Merger Agreement.

(c) The Company further covenants and agrees and acknowledges that the only rights of recovery that the Company has in respect of the Merger Agreement, the Investment Agreement or the transactions contemplated thereby are, and its sole and exclusive remedy shall be, its rights (i) against Parent, Holdco or Merger Sub under and to the extent expressly provided in the Merger Agreement and (ii) against the Guarantor under and to the extent expressly provided in this Limited Guarantee and agrees that it shall not, directly or indirectly, institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) against Guarantor, the Macquarie Investor or any Guarantor Affiliate other than as provided in clauses (i) or (ii) above.

(d) Nothing set forth in this Limited Guarantee shall affect or be construed to affect or be construed to confer or give any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein. The Company further covenants and agrees that it shall not, directly or indirectly, institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee against Guarantor prior to the termination of the Merger Agreement in accordance with Section 8.1 of the Merger Agreement.

5. Termination. This Limited Guarantee shall terminate upon the first to occur of any of the following: (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which any Guaranteed Obligations are due and owing by Parent, Holdco, Merger Sub or the Macquarie Investor (any such termination for which Guaranteed Obligations are so due and owing, a “Qualifying Termination”)) and (c) the 60th day after a Qualifying Termination unless prior to the 60th day after such Qualifying Termination, the Company shall have commenced a suit, action or other proceeding or makes any claim against Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1. In the event that the Company, any of its Affiliates or any Person acting on its behalf asserts in any suit, action or other proceeding or makes any claim asserting that the Investor Liability Cap is illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability or seeks any remedies against the Macquarie Investor or any Guarantor Affiliates, other than those remedies expressly provided against Parent, Holdco, Merger Sub or the Macquarie Investor under the Merger Agreement or against the Guarantor under this Limited Guarantee, then, in each case, (i) all obligations of the Guarantor under this Limited Guarantee shall terminate and shall thereupon be null and void ab initio and (ii) if Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to have such payments refunded by the Company.

6. Continuing Guarantee. Except to the extent that this Limited Guarantee is terminated pursuant to the provisions of Section 5, this Limited Guarantee shall not be revoked or terminated and shall be continuing and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, their respective successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Expenses. The Guarantor agrees to pay all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of one outside counsel of the Company) incurred by the Company in connection with the enforcement of the rights of the Company hereunder (and such fees and expenses, for the avoidance of doubt, shall not be limited by the Investor Liability Cap); provided, that no Guarantor shall be liable for any fees and expenses of the Company under this Section 7 if it is finally determined by a court of competent jurisdiction that no payment under this Limited Guarantee is due (and in such event the Company shall return all monies paid by the Guarantor pursuant to this Limited Guarantee, if any, and pay all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of the Company’s counsel) incurred by the Guarantor in connection with the defense of such action).

8. Entire Agreement. This Limited Guarantee constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Limited Guarantee is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies.

9. Amendment; Waivers, etc. No amendment, modification or discharge of this Limited Guarantee, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Limited Guarantee or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

10. Counterparts. This Limited Guarantee may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Limited Guarantee shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by overnight courier service with fax on the day it was deposited with such courier service, or (iii) sent by fax, as follows:

(a) if to the Company,

Citadel Broadcasting Corporation

7690 West Cheyenne Avenue, Suite 220

Las Vegas, Nevada 89129

Attention: General Counsel

Fax:

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Howard Chatzinoff

                 Raymond O. Gietz

Fax: (212) 310-8007

if to the Guarantor,

Macquarie Financial Holdings Limited

125 West 55th St

New York NY 10019

Attention: Legal counsel

Fax: (212) 231 1718]

with a copy to (which copy alone shall not constitute notice):

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, CA 90067-3026

Attention: Jonathan K. Layne and Ruth Fisher

Fax: (310) 551-8741

or, in each case, at such other address as may be specified in writing to the other party.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery, on the day after such delivery, (ii) if by certified or registered mail, on the seventh Business Day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax, on the next day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail.

12. Governing Law. THIS LIMITED GUARANTEE WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND WHOLLY PERFORMED WITHIN SUCH STATE, WITHOUT REGARD TO ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES.

13. Consent to Jurisdiction, etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding, whether in contract or in tort or otherwise, arising out of or relating to this Limited Guarantee or the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR IN RESPECT OF ANY ORAL REPRESENTATIONS MADE OR ALLEGED TO BE MADE IN CONNECTION HEREWITH, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH

WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15. Representations and Warranties. Guarantor hereby represents and warrants to the Company that (a) it has all power and authority to execute, deliver and perform this Limited Guarantee; (b) the execution, delivery and performance of this Limited Guarantee by Guarantor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of Guarantor are necessary therefor; (c) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against Guarantor in accordance with its terms; (d) the execution, delivery and performance by Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of Guarantor, (ii) violate any applicable Law or judgment binding on Guarantor or its assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which Guarantor is a party; and (e) Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for Guarantor to fulfill its Guaranteed Obligations under this Limited Guarantee shall be available to Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 6.

16. No Assignment. The respective rights, interests or obligations evidenced by this Limited Guarantee shall not be assignable by the Company without Guarantor’s prior written consent (the granting of such consents in any given instance shall be solely in the discretion of Guarantor), and shall not be assignable by Guarantor without the Company’s prior written consent (the granting of such consent in any given instance shall be solely in the direction of the Company), and in each case if granted, shall not constitute a waiver of the consent requirement as to any subsequent assignment. Any purported assignment of this commitment in contravention of this Section 16 shall be void.

17. Severability. If any term or provision, including any phrase, sentence, clause, section or subsection, of this Limited Guarantee is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Investor Liability Cap provided in Section 1 hereof and to the provisions of Section 4, and Section 5. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

18. Assumption. The Macquarie Investor agrees that by the Macquarie Investor’s execution hereof, the Macquarie Investor shall hereby assume its payment obligations set forth in Sections 8.2(e), 8.2(g) and 8.2(h) of the Merger Agreement.

19. No Third Party Beneficiaries. Except for the rights of the Macquarie Investor and the Guarantor Affiliates provided under Section 4, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

20. Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

21. Rules of Construction. The parties hereto have participated jointly in negotiating and drafting this Limited Guarantee. In the event that an ambiguity or a question of intent or interpretation arises, this Limited Guarantee will be construed as if drafted jointly by such parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

MACQUARIE FINANCIAL HOLDINGS LIMITED

By:	/s/ Tobias Bachteler
	Name:	Tobias Bachteler
	Title:	Authorized Signatory

By:	/s/ Andrew Vanderwood
	Name:	Andrew Vanderwood
	Title:	Authorized Signatory

MIHI LLC, solely for purposes of Section 18 hereof

By:	/s/ Tobias Bachteler
	Name:	Tobias Bachteler
	Title:	Authorized Signatory

By:	/s/ Andrew Vanderwood
	Name:	Andrew Vanderwood
	Title:	Authorized Signatory

Accepted and agreed as of the date written above:

CITADEL BROADCASTING CORPORATION

By:	/s/ Farid Suleman
	Name:	Farid Suleman
	Title:	President & Chief Executive Officer